Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Ronald W. Bachli, Chairman & CEO	Tony Rossi
David E. Hooston, Chief Financial Officer	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES REPORTS NET INCOME OF $6.9 MILLION

A 54% INCREASE FROM THE FOURTH QUARTER OF 2004

Sacramento, California – February 6, 2006 - Placer Sierra Bancshares (NASDAQ: PLSB), a $1.9 billion commercial banking company serving the Northern, Central and Southern California markets, today announced financial results for the fourth quarter ended December 31, 2005.

FINANCIAL HIGHLIGHTS – FOURTH QUARTER 2005 VS. FOURTH QUARTER 2004

•	An increase of 53.6% in quarterly GAAP net income to $6.9 million from $4.5 million
•	An increase of 50.0% in fully diluted GAAP earnings per share to $0.45 from $0.30
•	GAAP return on average assets of 1.45% and return on average equity of 13.31%, compared to 1.12% and 9.49%, respectively
•	Return on average tangible assets of 1.62% and average tangible equity of 29.60%, compared to 1.25% and 17.06%, respectively
•	Net interest margin of 5.31%, compared to 4.77%
•	Cost of deposits increased to 1.04% from 0.66%
•	Yield on average earning assets increased to 6.56% from 5.58%
•	The efficiency ratio improved to 56.87% from 63.39%
•	Average loans and leases held for investment, net of deferred fees and costs, grew by $248.1 million, or 22.3%, to $1.358 billion
•	Average deposits increased by $254.3 million, or 19.1%, to $1.588 billion

EARNINGS HIGHLIGHTS

Net income for the three months ended December 31, 2005 was $6.9 million, a 53.6% increase over the $4.5 million reported for the same period of 2004. Earnings per diluted share for the three months ended December 31, 2005 was $0.45, an increase of 50.0% over $0.30 per diluted share for the same period of 2004. Net income in the fourth quarter of 2005 was negatively impacted by two charges totaling $164,000 after taxes, or $0.01 per diluted share, associated with an acquisition in Southern California which the Company ceased pursuing in early December and the secondary offering of 5,000,000 shares held by California Community Financial Institutions Fund Limited Partnership.

Net income for the twelve months ended December 31, 2005 was $24.8 million, a 90.5% increase over net income of $13.0 million reported for the prior year. Net income totaled $1.63 per diluted share for the twelve months ended December 31, 2005, compared to $0.90 per diluted share for the twelve months ended December 31, 2004.

Commenting on the fourth quarter and the year, Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares, said, “We are very pleased with our earnings results. In the fourth quarter we were able to maintain our asset-sensitive position and realize meaningful increases in our net interest margin which grew to 5.31% from 4.77% in the fourth quarter of 2004. And, we are particularly pleased with the increased earnings power realized from our 2004 acquisitions of Bank of Orange County and Bank of Lodi, which exceeded our expectations and improved our return on average equity to 13.31% in the fourth quarter of 2005 from 9.49% during the same period of 2004. We are also encouraged by the level of new loans funded during 2005. While net loan growth year-over-year was modest, I congratulate Randy Reynoso, President and Chief Operating Officer, and his team for their efforts as they overcame significant early loan payoffs and amortization and achieved total loan fundings of approximately $500 million.”

INCOME STATEMENT

The acquisition of Southland Capital Co. and its subsidiary Bank of Orange County in 2004 was accounted for as an “as if” pooling of interests, and accordingly the loss from restructuring the Bank of Orange County’s investment securities portfolio as well as merger costs were recorded as reductions of net income. Our net income as adjusted for these items is referred to below as operating earnings. Operating earnings for the twelve months ended December 31, 2005 was $24.8 million, or $1.63 per diluted share, representing a 47.9% increase over operating earnings of $16.8 million, or $1.16 per diluted share, for the twelve months ended December 31, 2004.

We believe that the presentation of our 2004 earnings exclusive of merger related costs is important to gaining an understanding of the financial performance of our core banking operations. Accordingly, the following table presents our key performance indicators on both a GAAP basis and operating earnings basis, which is a non-GAAP basis presentation, for the three and twelve months ended December 31, 2005 and 2004:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
	($ in thousands, except per share data)
Net income	$6,885	$4,481	$24,802	$13,019
Acquisition related:
Merger expenses, net of tax effect	—	(11)	—	1,539
Investment security restructuring loss, net of tax effect	—	—	—	2,210

Operating earnings	$6,885	$4,470	$24,802	$16,768

GAAP earnings per share – basic	$0.46	$0.30	$1.66	$0.92
GAAP earnings per share – diluted	$0.45	$0.30	$1.63	$0.90
GAAP return on average assets	1.45%	1.12%	1.34%	0.89%
GAAP return on average shareholders’ equity	13.31%	9.49%	12.51%	7.41%
GAAP efficiency ratio	56.87%	63.39%	59.09%	70.86%
Net interest margin	5.31%	4.77%	5.23%	4.92%

Operating earnings per share – basic	$0.46	$0.30	$1.66	$1.19
Operating earnings per share – diluted	$0.45	$0.30	$1.63	$1.16
Operating return on average assets	1.45%	1.12%	1.34%	1.15%
Operating return on average shareholders’ equity	13.31%	9.46%	12.51%	9.55%
Operating efficiency ratio	56.87%	63.48%	59.09%	64.75%

Net interest income for the fourth quarter of 2005 was $21.9 million, an increase of 31.0% over net interest income of $16.7 million in the same period of 2004. The increase in net interest income reflects the acquisition of First Financial Bancorp and its subsidiary Bank of Lodi on December 10, 2004, as well as the positive effect of the asset sensitive nature of our balance sheet during a period of rising interest rates.

Net interest margin for the fourth quarter of 2005 was 5.31%, an increase of 54 basis points over the fourth quarter of 2004. During the fourth quarter of 2005 the yield on loans and leases held for investment, net of deferred fees and costs, increased 77 basis points to 7.01% from 6.24% during the fourth quarter of 2004. The cost of deposits in the fourth quarter of 2005 increased 38 basis points to 1.04% from 0.66% in the fourth quarter of 2004. The increase in the yield on earning assets principally reflects the impact of loans tied to indexes associated with the rising prime rate and the reinvestment of liquidity into higher yielding assets at the end of the fourth quarter of 2004. The increase in the cost of deposits principally reflects the increased cost of certificates of deposit. Certificates of deposit were the Company’s principal interest rate sensitive deposit product during 2005, with all other deposit products showing only moderate price sensitivity.

Total non-interest income for the fourth quarter of 2005 totaled $4.4 million, compared with $3.3 million for the fourth quarter of 2004. The growth in non-interest income over the fourth quarter of 2004 was primarily attributable to a 23.9% increase in service charges and fees on deposit accounts, resulting from the Company’s acquisition of First Financial Bancorp, along with a 41.4% increase in referral and other loan-related fees due to an increase in real estate loans referred to third parties.

Total non-interest expense for the fourth quarter of 2005 was $14.9 million, compared with $12.7 million for the fourth quarter of 2004. The increase is principally attributable to the Company’s acquisition of First Financial Bancorp, but was also impacted by the $283,000 pre-tax charges associated with the abandoned acquisition and secondary share offering described earlier.

The Company’s efficiency ratio for the fourth quarter of 2005 improved to 56.87%, compared to 63.39% in the fourth quarter of 2004, principally due to strong growth in revenues in 2005.

BALANCE SHEET

As of December 31, 2005, total assets were $1.860 billion, compared to $1.779 billion at December 31, 2004. Average assets for the fourth quarter of 2005 were $1.880 billion, compared with $1.589 billion for the same quarter of 2004, an increase of $291.2 million, or 18.3%. The increase during the three and twelve months ended December 31, 2005 is principally attributable to the Company’s acquisition of First Financial Bancorp.

Total loans and leases held for investment, net of deferred fees and costs, were $1.375 billion at December 31, 2005, compared with $1.294 billion at December 31, 2004, representing growth of 6.3%. Average loans and leases held for investment for the fourth quarter of 2005 were $1.358 billion, compared with $1.110 billion for the same quarter of 2004, an increase of $248.1 million, or 22.3%. The increase is principally attributable to the Company’s acquisition of First Financial Bancorp. While the Company booked $197.2 million of new commitments during the three months ended December 31, 2005, the Company also experienced early loan payoffs of $90.6 million.

Total deposits increased by $72.8 million, or 4.9%, to $1.573 billion at December 31, 2005, from $1.500 billion at December 31, 2004. Average deposits for the fourth quarter of 2005 were $1.588 billion, compared with $1.334 billion for the same quarter of 2004, an increase of $254.3 million, or 19.1%, principally attributable to the Company’s acquisition of First Financial Bancorp.

Total shareholders’ equity was $209.3 million at December 31, 2005, compared with $191.6 million at December 31, 2004. Average shareholders’ equity for the fourth quarter of 2005 was $205.2 million, compared with $187.9 million for the same quarter of 2004, an increase of $17.3 million, or 9.2%.

CREDIT QUALITY

The Company’s overall credit quality remained strong during the fourth quarter, resulting in the determination by management that no provision for the allowance for loan and lease losses was required.

Non-performing loans to total loans and leases held for investment was 0.22% at December 31, 2005 and 2004.

Net loan and lease recoveries were $478,000 in the fourth quarter of 2005, representing an annualized rate of 0.14% of average loans and leases held for investment, net of deferred fees and costs. Net loan and lease recoveries for the year ended December 31, 2005 of $514,000 were 0.04% of average loans and leases held for investment, net of deferred fees and costs, compared with net charge-offs of 0.15% for the year ended December 31, 2004. The allowance for loan and lease losses totaled $16.7 million at December 31, 2005 and represented 1.22% of loans and leases held for investment, net of deferred fees and costs, and 545.67% of non-performing loans and leases as of that date.

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at December 31, 2005 are as follows:

Leverage Ratio
Placer Sierra Bancshares	8.7%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	10.4%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	11.6%
Minimum regulatory requirement	8.0%

OUTLOOK

For the year ending December 31, 2006, the Company expects GAAP fully diluted earnings per share to range from $1.80 to $1.83.

The 2006 fully diluted earnings per share estimate includes the effect of FASB Statement No. 123 (revised 2004) (“FAS 123 (R)”), Share-Based Payments, which is effective for the Company in January 2006 and requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. Accordingly, the 2006 estimate includes, as compensation expense, the cost of previously granted unvested options that were outstanding on January 1, 2006 and will vest during the year and an estimate of the cost of future options that may be granted and will vest during 2006. Together, the Company estimates this compensation expense will have an impact of approximately $0.03 per fully diluted share. In prior periods, the Company’s GAAP financial results were not required to, and did not, include expenses associated with stock-based compensation.

Commenting on the outlook for Placer Sierra Bancshares, Mr. Bachli said, “We believe we have excellent growth opportunities throughout our footprint, and during 2006 we will be opening, renovating or relocating a number of branches and expanding our business relationship management teams to help us further penetrate our markets. Given the significant investments we are making to support our future growth, we expect that our expense levels in the first half of 2006 will be elevated until the new branches and relationship managers become sufficiently productive. Despite the increased spending, we believe we will still generate double-digit earnings growth and continue to improve our return on equity and return on assets.”

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 40 branches operating throughout California as of December 31, 2005. The bank has 31 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and nine branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offer customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties. The Company cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. All statements other than statements of historical fact are forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; growth may be inhibited if the Company cannot attract deposits; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which the Company does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect the Company’s business; changes that may occur in the securities markets; the Company may suffer an interruption of services from third-party service providers that could adversely affect the Company’s business; the Company may not be able to maintain an effective system of internal and disclosure controls; and other risks that are described in the Company’s Securities and Exchange Commission filings. If any of these uncertainties materializes or any of these assumptions proves incorrect, the Company’s results could differ materially from the Company’s expectations as set forth in these statements. Placer Sierra assumes no obligation to update such forward-looking statements.

UNAUDITED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

	December 31, 2005	December 31, 2004
Assets:
Cash and due from banks	$55,768	$39,255
Federal funds sold	1,500	361

Cash and cash equivalents	57,268	39,616

Interest bearing deposits with other banks	—	125
Investment securities available-for-sale	228,379	249,916
Federal Reserve Bank and Federal Home Loan Bank stock	14,385	10,430
Loans and leases held for investment, net of allowance for loan and lease losses of $16,714 in 2005 and $16,200 in 2004	1,358,772	1,278,064
Premises and equipment, net	25,288	27,645
Cash surrender value of life insurance	44,330	42,390
Other real estate	—	657
Goodwill	103,260	101,329
Other intangible assets	11,589	14,172
Other assets	17,110	15,071

Total assets	$1,860,381	$1,779,415

Liabilities and shareholders’ equity:
Liabilities:
Non-interest bearing deposits	$502,387	$485,193
Interest bearing deposits	1,070,495	1,014,866

Total deposits	1,572,882	1,500,059

Short-term borrowings	11,369	16,265
Accrued interest payable and other liabilities	13,238	17,839
Junior subordinated deferrable interest debentures	53,611	53,611

Total liabilities	1,651,100	1,587,774

Shareholders’ equity:
Common stock	160,596	157,834
Retained earnings	50,948	33,323
Accumulated other comprehensive (loss) income	(2,263)	484

Total shareholders’ equity	209,281	191,641

Total liabilities and shareholders’ equity	$1,860,381	$1,779,415

Shares outstanding	15,042,981	14,877,056

Book value per share	$13.91	$12.88

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Interest income:
Interest and fees on loans and leases held for investment	$23,983	$17,411	$89,331	$63,193
Interest on loans held for sale	—	1	—	9
Interest on deposits with other banks	—	1	2	1
Interest and dividends on investment securities:
Taxable	2,535	1,452	10,028	6,949
Tax-exempt	182	135	717	529
Interest on federal funds sold	335	564	953	1,150

Total interest income	27,035	19,564	101,031	71,831

Interest expense:
Interest on deposits	4,153	2,234	13,946	7,303
Interest on short-term borrowings	31	25	111	167
Interest on junior subordinated deferrable interest debentures	963	592	3,457	1,974

Total interest expense	5,147	2,851	17,514	9,444

Net interest income	21,888	16,713	83,517	62,387
Provision for the allowance for loan and lease losses	—	—	—	560

Net interest income after provision for the allowance for loan and lease losses	21,888	16,713	83,517	61,827

Non-interest income:
Service charges and fees on deposit accounts	1,962	1,583	7,763	6,293
Referral and other loan-related fees	1,107	783	3,941	2,914
Loan servicing income	70	67	410	310
Gain on sale of loans, net	—	6	—	185
Revenues from sales of non-deposit investment products	257	199	827	695
Loss on sale of investment securities available-for-sale, net	—	—	(56)	(3,335)
Increase in cash surrender value of life insurance	420	291	1,660	1,210
Debit card and merchant discount fees	322	258	1,223	902
Other	213	86	621	1,441

Total non-interest income	4,351	3,273	16,389	10,615

Non-interest expense:
Salaries and employee benefits	7,299	6,633	29,768	25,423
Occupancy and equipment	2,036	1,862	8,066	7,031
Merger	—	(19)	—	2,300
Other	5,588	4,193	21,204	16,976

Total non-interest expense	14,923	12,669	59,038	51,730

Income before provision for income taxes	11,316	7,317	40,868	20,712
Provision for income taxes	4,431	2,836	16,066	7,693

Net income	$6,885	$4,481	$24,802	$13,019

Earnings per share:
Basic	$0.46	$0.30	$1.66	$0.92

Diluted	$0.45	$0.30	$1.63	$0.90

Weighted average shares outstanding:
Basic	15,008,485	14,790,697	14,943,874	14,123,894

Diluted	15,290,600	15,135,063	15,257,539	14,414,735

Cash dividends declared per share	$0.12	$0.05	$0.48	$0.05

UNAUDITED CONSOLIDATED AVERAGE BALANCE SHEETS

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Average assets:
Loans and leases, held for investment	$1,358,155	$1,110,071	$1,323,467	$1,021,151
Loans and leases held for sale	—	62	—	215
Investment securities available-for-sale	228,612	146,942	231,650	152,096
Federal funds sold	33,548	127,463	29,721	84,483
Interest bearing deposits with other banks	14	125	97	63
Other earning assets	14,493	9,423	13,170	8,832

Average earning assets	1,634,822	1,394,086	1,598,105	1,266,840
Other assets	245,407	194,979	250,884	194,809

Average total assets	$1,880,229	$1,589,065	$1,848,989	$1,461,649

Average liabilities and shareholders’ equity:
Average liabilities:
Non-interest bearing deposits	$510,454	$451,319	$498,419	$409,333
Interest bearing deposits	1,077,912	882,750	1,065,468	803,925

Average deposits	1,588,366	1,334,069	1,563,887	1,213,258
Other interest bearing liabilities	67,064	57,080	66,953	59,211
Other liabilities	19,590	9,991	19,823	13,566

Average liabilities	1,675,020	1,401,140	1,650,663	1,286,035
Average shareholders’ equity	205,209	187,925	198,326	175,614

Average liabilities and shareholders’ equity	$1,880,229	$1,589,065	$1,848,989	$1,461,649

YIELD ANALYSIS:
Average loans and leases held for investment	$1,358,155	$1,110,071	$1,323,467	$1,021,151
Yield	7.01%	6.24%	6.75%	6.19%
Average earning assets	$1,634,822	$1,394,086	$1,598,105	$1,266,840
Yield	6.56%	5.58%	6.32%	5.67%
Average interest bearing deposits	$1,077,912	$882,750	$1,065,468	$803,925
Cost	1.53%	1.01%	1.31%	0.91%
Average deposits	$1,588,366	$1,334,069	$1,563,887	$1,213,258
Cost	1.04%	0.66%	0.89%	0.60%
Average interest bearing liabilities	$1,144,976	$939,830	$1,132,421	$863,136
Cost	1.78%	1.21%	1.55%	1.09%

Interest spread	4.78%	4.37%	4.77%	4.58%
Net interest margin	5.31%	4.77%	5.23%	4.92%

CREDIT QUALITY MEASURES

loans and leases held for investment, net of deferred fees and costs	0.22%	0.13%	0.24%	0.24%	0.22%
Non-performing assets to total assets	0.16%	0.09%	0.17%	0.20%	0.20%
Allowance for loan and lease losses to total loans and leases held for investment, net of deferred fees and costs	1.22%	1.20%	1.24%	1.29%	1.25%
Allowance for loan and lease losses to non-performing loans and leases	545.67%	948.36%	527.20%	549.51%	558.81%
Allowance for loan and lease losses to non-performing assets	545.67%	948.36%	527.20%	452.01%	455.57%
Net recoveries/(charge-offs) to average loans and leases held for investment (1)	0.04%	0.00%	0.04%	0.17%	(0.15)%

(1)	The ratios for interim periods are presented on an annualized basis.

LOANS

($ in thousands)

	Balance at 12/31/05	Balance at 09/30/05	Balance at 06/30/05	Balance at 03/31/05	Balance at 12/31/04
Loans and leases held for investment:
Real estate - mortgage	$990,362	$966,523	$949,131	$901,956	$892,136
Real estate - construction	207,078	197,975	183,886	191,834	184,317
Commercial	147,830	153,172	155,938	155,478	167,035
Agricultural	5,779	8,363	7,652	14,539	17,423
Consumer	11,703	10,910	10,950	9,961	11,110
Leases receivable and other	15,431	17,475	20,477	22,784	24,575

Total gross loans and leases held for investment	1,378,183	1,354,418	1,328,034	1,296,552	1,296,596

Less: Allowance for loan and lease losses	(16,714)	(16,236)	(16,475)	(16,738)	(16,200)
Deferred loan and lease fees, net	(2,697)	(2,567)	(2,172)	(2,233)	(2,332)

Total net loans and leases held for investment	$1,358,772	$1,335,615	$1,309,387	$1,277,581	$1,278,064

Total loans and leases held for investment, net of deferred fees and costs	$1,375,486	$1,351,851	$1,325,862	$1,294,319	$1,294,264
Percent of gross loans and leases held for investment:

Real estate - mortgage	71.9%	71.4%	71.5%	69.5%	68.8%
Real estate - construction	15.0%	14.6%	13.9%	14.8%	14.2%
Commercial	10.7%	11.3%	11.7%	12.0%	12.9%
Agricultural	0.4%	0.6%	0.6%	1.1%	1.3%
Consumer	0.8%	0.8%	0.8%	0.8%	0.9%
Leases receivable and other	1.2%	1.3%	1.5%	1.8%	1.9%

	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	Balance at 12/31/05	Balance at 09/30/05	Balance at 06/30/05	Balance at 03/31/05	Balance at 12/31/04
Non-interest bearing deposits	$502,387	$496,787	$501,492	$491,667	$485,193
Interest bearing deposits:
Interest bearing demand	223,932	248,013	248,653	246,475	256,650
Money market	289,497	292,154	285,149	281,347	262,957
Savings	164,123	173,138	181,797	178,953	179,578
Time, under $100,000	211,029	197,177	196,076	193,325	176,026
Time, $100,000 or more	181,914	168,478	170,012	163,043	139,655

Total interest bearing deposits	1,070,495	1,078,960	1,081,687	1,063,143	1,014,866

Total deposits	$1,572,882	$1,575,747	$1,583,179	$1,554,810	$1,500,059

Percent of total deposits:

Non-interest bearing deposits	31.9%	31.5%	31.7%	31.6%	32.3%
Interest bearing deposits:
Interest bearing demand	14.2%	15.7%	15.7%	15.9%	17.1%
Money market	18.5%	18.6%	18.0%	18.1%	17.5%
Savings	10.4%	11.0%	11.5%	11.5%	12.0%
Time, under $100,000	13.4%	12.5%	12.4%	12.4%	11.8%
Time, $100,000 or more	11.6%	10.7%	10.7%	10.5%	9.3%

Total interest bearing deposits	68.1%	68.5%	68.3%	68.4%	67.7%

	100.0%	100.0%	100.0%	100.0%	100.0%